Exhibit 10.1

CONTINGENT VALUE RIGHTS AGREEMENT

BETWEEN

ONCOMED PHARMACEUTICALS, INC.

and

COMPUTERSHARE INC.

Dated as of March 14, 2019

i

TABLE OF CONTENTS

(continued)

ii

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of March 14, 2019 (this “Agreement”), is entered into by and between OncoMed Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Computershare Inc., a Delaware corporation, as initial Rights Agent (as defined herein).

PREAMBLE

WHEREAS, on March 14, 2019, the Board of Directors of the Company authorized and declared a dividend distribution of one CVR right for each share of Common Stock outstanding at the close of business on the Record Date (defined below);

WHEREAS, the Company intends the distribution of the rights underlying the CVRs to be complete and irrevocable and hereby assigns to the Holders the TIGIT Payment Amounts, when, as and if paid to the Company, in each case, in accordance with the terms of this Agreement;

WHEREAS, the parties have done all things necessary to make the CVR, when issued hereunder, the valid obligations of the Company and to make this Agreement a valid and binding agreement of the Company, in accordance with its terms; and

NOW, THEREFORE, in consideration of the premises and the consummation of the transactions referred to above, it is mutually covenanted and agreed, for the proportionate benefit of all Holders, as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions.

Capitalized terms used but not otherwise defined herein have the meanings ascribed to them as follows:

“Affiliate” shall have the meaning given to such term in Rule 145 under the Securities Act of 1933, as amended.

“Assignee” has the meaning set forth in Section 7.5.

“Business Day” means any day other than a day on which banks in the State of New York are authorized or obligated to be closed.

“Celgene” means Celgene Co. and Celgene Corp., and each of their respective successors or assignees.

“Celgene Collaboration Agreement” means that Master Research and Collaboration Agreement by and among Celgene Co., Celgene Corp. and the Company dated December 2, 2013, as in effect as of the Record Date.

“Celgene Co.” means Celgene Alpine Investment Company II, LLC, a Delaware limited liability company, and its successors or assignees.

“Celgene Corp.” means Celgene Corporation, a Delaware corporation, and its successors or assignees.

“Celgene Option” means that exclusive option granted by the Company to Celgene with respect to the TIGIT Program pursuant to Section 3.1.1(c) of the Celgene Collaboration Agreement.

“CVR” means a contingent contractual right of Holders to receive the TIGIT Payment Amounts pursuant to this Agreement.

“CVR Register” has the meaning set forth in Section 2.3(b).

“Holder” means, at the relevant time, a Person in whose name CVRs are registered in the CVR Register.

“Law” means any federal, state, national, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any governmental authority (including under the authority of Nasdaq or the Financial Industry Regulatory Authority).

“Loss” has the meaning set forth in Section 3.2(g).

“Majority of Holders” means, at any time, the registered Holder or Holders of more than 50% of the total number of CVRs registered at such time, as set forth on the CVR Register, except that with respect to the use of the term Majority of Holders in Section 7.6 and Section 7.14, the term shall mean the registered Holder or Holders of more than 25% of the total number of CVRs registered at such time, as set forth on the CVR Register.

“Notice” has the meaning set forth in Section 7.1.

“Officer’s Certificate” means a certificate signed by the chief executive officer and the principal financial and accounting officer of the Company, in their respective official capacities.

“Payment Triggering Event” means the actual receipt by the Company or one or more of the Company’s Affiliates following the Record Date of any cash payment made by Celgene pursuant to the TIGIT License Agreement and in respect of any and all of the following: (i) each of the applicable milestone events set forth in Paragraph 2 (Approval Milestones) and Paragraph 3 (Sales Milestones) of Exhibit C-3 of the TIGIT License Agreement or (ii) royalty obligations set forth in Paragraph 4 (Royalties for Licensed Products (and not Diagnostic Products)) or Paragraph 5 (Royalties for Diagnostic Products) of Exhibit C-3 of the TIGIT License Agreement; provided, however, that in no event shall the receipt by the Company or one or more of its Affiliates of (a) the upfront fee payable by Celgene upon the exercise of the Celgene Option pursuant to Paragraph 1 (Upfront Fee) of Exhibit C-3 of the TIGIT License Agreement, (b) any payment in respect of Milestone (1) as defined in Paragraph 2 (Approval Milestones) of Exhibit C-3 of the TIGIT License Agreement, or (c) any reimbursement of costs or expenses, research and development funding, defense costs or other amounts paid other than pursuant to the financial terms identified in clauses (i) and (ii) of this definition, constitute a Payment Triggering Event.

“Permitted Transfer” means a Transfer of one or more CVRs (i) upon death by will or intestacy; (ii) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (iii) made pursuant to a court order of a court of competent jurisdiction (such as in connection with divorce, bankruptcy or liquidation); (iv) made by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (v) if the Holder is a partnership, a distribution from the transferring partnership to its partners or former partners in accordance with their partnership interests; (vi) in the case of CVRs payable to a nominee, from a nominee to a beneficial owner (and, if applicable, through an intermediary) or from such nominee to another nominee for the same beneficial owner, in each case as permitted by The Depository Trust Company; (vii) to the Company or its Affiliates; (viii) to any initial Holder who is issued a CVR pursuant to Section 2.1(a); (ix) by a venture capital firm, private equity firm or other similarly-situated type of institutional investor to any Affiliate of such Person; provided, that such transfer can be effected without subjecting the CVRs to registration under the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations made thereunder; or (x) as provided in Section 2.6.

“Person” means any individual, corporation, partnership, joint venture, estate, trust, company, firm, limited liability company, firm, society or other enterprise, association, organization or any other entity not specifically listed herein, including any governmental authority.

“Pro Rata Share” means, with respect to any Holder, the quotient obtained by dividing (i) the aggregate number of CVRs held by such Holder by (ii) the aggregate number of outstanding CVRs held by all Holders, in each case, as reflected in the CVR Register.

“Record Date” means April 5, 2019.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent shall have been appointed pursuant to Article 3 of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

An entity shall be deemed to be a “Subsidiary” of a Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such entity.

“Tax” means any federal, state, local, foreign or other tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, customs duty, alternative or add-on minimum or other tax of any kind whatsoever, and including any fine, penalty, addition to tax or interest imposed by a governmental authority with respect thereto.

“TIGIT” means that Hippo Designated Target (as defined in the Celgene Collaboration Agreement) known as TIGIT, which was designated as a target by Celgene effective December 23, 2015.

“TIGIT License Agreement” means that certain license agreement, in the form attached as Exhibit A to the Celgene Collaboration Agreement, to be entered into by and among the Company, Celgene Corp. and Celgene Co. in accordance with Section 3.1.1(c)(ii) of the Celgene Collaboration Agreement upon Celgene’s exercise of the Celgene Option with respect to the TIGIT Program, including, for clarity, the form of Exhibit C-3 (Financial Terms) solely with respect to those terms applicable to the Hippo Designated Program (“Exhibit C-3”).

“TIGIT License Term” means the License Term as defined in the TIGIT License Agreement.

“TIGIT Payment Amount” means, with respect to any Payment Triggering Event, the amount actually received by the Company or one or more of the Company’s Affiliates following the Record Date pursuant to the TIGIT License Agreement in respect of such Payment Triggering Event, net of (i) any Tax (including any applicable value added or sales taxes and including any Tax which would be payable but for the utilization of a relief) incurred by the Company or such Affiliate(s) as a result of the receipt of such payment and (ii) the reasonable costs, out-of-pocket fees, expenses or charges incurred, directly or indirectly, by the Company or the Company’s Affiliates, or for which the Company or the Company’s Affiliates are responsible, in connection with such Payment Triggering Event (in each case to the extent such costs, fees, expenses or charges have not been previously accounted for in the calculation of a prior TIGIT Payment Amount).

“TIGIT Program” means the Hippo Designated Program (as defined in the Celgene Collaboration Agreement) with TIGIT as the designated target.

“Transfer” means transfer, pledge, hypothecation, encumbrance, assignment or other disposition (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise), the offer to make such a transfer or other disposition, and each contract, commitment, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

ARTICLE 2

CONTINGENT VALUE RIGHTS

Section 2.1 Holders of CVRs; Appointment of Rights Agent; Assignment of Rights.

(a) The initial Holders shall be the holders of shares of the Company’s common stock as of the close of business on the Record Date. Effective as of the close of business on the Record Date, each initial Holder shall be issued one CVR for each share of Company common stock held of record by such Holder as of the close of business on the Record Date. Notwithstanding anything to the contrary in this Agreement, in no event shall any CVRs be issued pursuant to this Agreement prior to the Record Date.

(b) The Company hereby appoints the Rights Agent to act as rights agent for the Company in accordance with the express terms and conditions set forth in this Agreement, and the Rights Agent hereby accepts such appointment.

(c) The Company hereby irrevocably assigns and agrees to pay to the Holders an amount in cash equal to the TIGIT Payment Amount(s), when, as and if actually received by the Company; provided, that (i) for the avoidance of doubt, the foregoing shall not constitute an assignment of any of the Company’s right, title or interest in and to the right to receive any amounts pursuant to the Celgene Collaboration Agreement or the TIGIT License Agreement and shall only apply with respect to the an amount in cash equal to TIGIT Payment Amount(s), when, as and if actually received by the Company and (ii) the foregoing shall not affect or otherwise modify the remaining terms of this Agreement, including such terms governing the payment and distribution of the TIGIT Payment Amount(s) through the Rights Agent.

Section 2.2 Non-transferable.

A Holder may not at any time Transfer CVRs, other than pursuant to a Permitted Transfer. Any attempted Transfer that is not a Permitted Transfer, in whole or in part, will be void ab initio and of no effect.

Section 2.3 No Certificate; Registration; Registration of Transfer; Change of Address; CVR Distribution.

(a) Holders’ rights and obligations in respect of CVRs derive solely from this Agreement; CVRs will not be evidenced by a certificate or other instrument.

(b) The Rights Agent will create and maintain a register (the “CVR Register”) for the purposes of (i) identifying the Holders of CVRs, (ii) determining Holders’ entitlement to CVRs and (iii) registering the CVRs and Permitted Transfers thereof. The CVR Register will be created, and CVRs will be distributed, pursuant to written instructions to the Rights Agent from Company. Except for the obligations to the Rights Agent set forth herein, neither the Company nor its Subsidiaries will have any responsibility or liability whatsoever to any Person other than the Holders.

(c) Subject to the restriction on transferability set forth in Section 2.2, every request made to Transfer CVRs must be in writing and accompanied by a written instrument of Transfer reasonably acceptable to the Rights Agent, together with the signature guarantee of a guarantor institution which is a participant in a signature guarantee program approved by the Securities Transfer Association (a “signature guarantee”) and other requested documentation in a form reasonably satisfactory to the Rights Agent, duly executed and properly completed, as applicable, by the Holder or Holders thereof, or by the duly appointed legal representative, personal representative or survivor of such Holder or Holders, setting forth in reasonable detail the circumstances relating to the Transfer. Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination in accordance with its own internal procedures, that the Transfer instrument is in proper form and the Transfer is a Permitted Transfer and otherwise complies on its face with the other terms and conditions of this Agreement, register the Transfer of the applicable CVRs in the CVR Register. All Transfers of CVRs registered in the CVR Register will be the valid obligations of the Company, evidencing the same right, and entitling the transferee to the same benefits and rights under this Agreement, as those held by the transferor. The Company and the Rights Agent may each require payment of a sum sufficient to cover any stamp or other transfer tax or governmental charge that is imposed in connection with (and would not have been imposed but for) any such registration of transfer. No transfer of CVRs shall be valid until registered in the CVR Register and any transfer not duly registered in the CVR Register shall be void.

(d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. Such written request must be duly executed by such Holder. Upon receipt of such written notice, the Rights Agent shall promptly record the change of address in the CVR Register.

(e) The Company will provide written instructions to the Rights Agent for the distribution of CVRs to the Holders as of the Record Date. Company shall inform Rights Agent of the Record Date at least five business days prior thereto. Subject to the terms and conditions of this Agreement and the Company’s confirmation of the Record Date, the Rights Agent hereunder shall make the CVR distribution, less any applicable tax withholding, to each Holder as of the Record Date by the mailing of a statement of holding reflecting CVRs.

Section 2.4 Payment Procedures.

(a) If a Payment Triggering Event occurs at any time prior to the termination of this Agreement, then, within thirty (30) Business Days after the occurrence of such Payment Triggering Event, the Company, or a Person nominated by the Company (with written notice thereof from the Company to the Rights Agent), as the case may be, will deliver to the Rights Agent (i) an Officer’s Certificate certifying the date of the Payment Triggering Event, the amount of the payment and that the Holders are entitled to receive the applicable TIGIT Payment Amount in respect thereof (the “Payment Triggering Event Notice”), and (ii) an amount in cash equal to the applicable TIGIT Payment Amount (for further distribution to the Holders in accordance with the terms hereof) by wire transfer of immediately available funds to an account designated by the Rights Agent.

(b) Upon receipt of the wire transfer referred to in Section 2.4(a), the Rights Agent will promptly (and in any event within ten (10) Business Days) pay, by check mailed, first-class postage prepaid, to the address of each Holder set forth in the CVR Register at such time or by other method of delivery as specified by the applicable Holder in writing to the Rights Agent, an amount in cash equal to such Holder’s Pro Rata Share of the applicable TIGIT Payment Amount.

(c) With respect to any TIGIT Payment Amount, the Company shall have no further liability in respect of such TIGIT Payment Amount upon delivery of the relevant funds to the Rights Agent in accordance with Section 2.4(a).

(d) The Company and the Rights Agent will be entitled to deduct and withhold, or cause to be deducted and withheld, from any TIGIT Payment Amount otherwise payable pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable Law relating to Taxes. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts will be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made. Prior to making any such Tax deductions or withholdings or causing any such Tax deductions or withholdings to be made with respect to any Holder, the Rights Agent will, to the extent reasonably practicable, provide notice to the Holder of such potential Tax deduction or withholding and a reasonable opportunity for the Holder to provide any necessary Tax forms in order to avoid or reduce such withholding amounts; provided that the time period for payment of a TIGIT Payment Amount by the Rights Agent set forth in Section 2.4(b) will be extended by a period equal to any delay caused by the Holder providing such forms, provided, further, that in no event shall such period be extended for more than ten (10) Business Days, unless otherwise requested by the Holder for the purpose of delivering such forms and agreed to by the Rights Agent.

(e) Any portion of a TIGIT Payment Amount that remains undistributed to the Holders on the date that is six (6) months after the Rights Agent’s receipt of the applicable Payment Triggering Event Notice (including by means of uncashed checks or invalid addresses on the CVR Register) will be delivered by the Rights Agent to the Company or a Person nominated in writing by the Company (with written notice thereof from the Company to the Rights Agent), and any Holder will thereafter look only to the Company for payment of such TIGIT Payment Amount (which shall be without interest).

(f) If any TIGIT Payment Amount (or portion thereof) remains unclaimed by a Holder on the date that is four (4) years after the Rights Agent’s receipt of the applicable Payment Triggering Event Notice (or immediately prior to such earlier date on which such TIGIT Payment Amount would otherwise escheat to or become the property of any governmental authority), then: (i) such TIGIT Payment Amount (or portion thereof) will, to the extent permitted by applicable Law, become the property of the Company and will be transferred to the Company or a Person nominated in writing by the Company (with written notice thereof from the Company to the Rights Agent), free and clear of all claims or interest of any Person previously entitled thereto, and no consideration or compensation shall be payable therefor, and (ii) the CVRs to which such payment relate shall, to the extent permitted by applicable Law, be deemed abandoned in accordance with Section 2.6 and, from and after the date of such abandonment, shall no longer be deemed outstanding for any purpose (including for purposes of calculating a Holder’s Pro Rata Share from and after the date of such abandonment). Neither the Company nor the Rights Agent will be liable to any Person in respect of a TIGIT Payment Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar legal requirement under applicable Law. In addition to and not in limitation of any other indemnity obligation herein, the Company agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to the Company or a public official.

Section 2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest.

(a) CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable in respect of CVRs.

(b) CVRs will not represent any equity or ownership interest in the Company or any of its Affiliates. The sole right of the Holders to receive property hereunder is the right to receive TIGIT Payment Amounts, if any, in accordance with the terms hereof. It is hereby acknowledged and agreed that a CVR shall not constitute a security of the Company or any of its Affiliates.

Section 2.6 Ability to Abandon CVR.

A Holder may at any time, at such Holder’s option or upon the failure to claim payment under Section 2.4(f), abandon all of such Holder’s remaining rights represented by CVRs by transferring such CVR to the Company or a Person nominated in writing by the Company (with written notice thereof from the Company to the Rights Agent) without consideration in compensation therefor, and such rights will be cancelled, with the Rights Agent being promptly notified in writing by the Company of such transfer and cancellation. No such notice to the Rights Agent shall be required in the case of abandonment due to the failure to claim payment under Section 2.4(f). Nothing in this Agreement is intended to prohibit the Company or its Affiliates from offering to acquire or acquiring CVRs, in private transactions or otherwise, for consideration in its sole discretion.

ARTICLE 3

THE RIGHTS AGENT

Section 3.1 Certain Duties and Responsibilities.

(a) The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent such liability arises as a result of the willful misconduct, bad faith or gross negligence of the Rights Agent (in each case as determined by a final non-appealable judgment of court of competent jurisdiction). Notwithstanding anything in this Agreement to the contrary, any liability of the Rights Agent under this Agreement will be limited to the amount of annual fees paid by the Company to the Rights Agent during the twelve (12) months immediately preceding the event for which recovery from the Rights Agent is being sought. Anything to the contrary notwithstanding, in no event will the Rights Agent be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever (including, without limitation, lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damages, and regardless of the form of action.

(b) The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holder with respect to any action or default by any Person or entity, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon the Company. All rights of action under this Agreement may be enforced (but shall not be required to be enforced) by the Rights Agent, any claim, action, suit, audit, investigation or proceeding instituted by the Rights Agent will be brought in its name as the Rights Agent and any recovery in connection therewith will be for the proportionate benefit of all the Holders, as their respective rights or interests may appear on the CVR Register.

Section 3.2 Certain Rights of Rights Agent.

(a) The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent.

(b) The Rights Agent may rely and will be protected by the Company in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in the absence of bad faith to be genuine and to have been signed or presented by or on behalf of the Company.

(c) Whenever the Rights Agent deems it desirable that a matter be proved or established prior to taking or omitting any action hereunder, the Rights Agent may (i) rely upon an Officer’s Certificate and (ii) incur no liability and be held harmless by the Company for or in respect of any action taken or omitted to be taken by it under the provisions of this Agreement in reliance upon such Officer’s Certificate.

(d) The Rights Agent may engage and consult with counsel of its selection, and the advice or opinion of such counsel will, in the absence of bad faith, gross negligence or willful misconduct on the part of the Rights Agent, be full and complete authorization and protection in respect of any action taken or not taken by the Rights Agent in reliance thereon.

(e) Any permissive rights of the Rights Agent hereunder will not be construed as a duty.

(f) The Rights Agent will not be required to give any note or surety in respect of the execution of its powers or otherwise under this Agreement.

(g) The Company agrees to indemnify the Rights Agent for, and to hold the Rights Agent harmless from and against, any loss, liability, damage, judgment, fine, penalty, cost or expense (each, a “Loss”) suffered or incurred by the Rights Agent and arising out of or in connection with the Rights Agent’s performance of its obligations under this Agreement, including the reasonable and documented costs and expenses of defending the Rights Agent against any claims, charges, demands, actions or suits arising out of or in connection in connection with the execution, acceptance, administration, exercise and performance of its duties under this Agreement, including the costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly, or enforcing its rights hereunder, except to the extent such Loss has been determined by a final non-appealable decision of a court of competent jurisdiction to have resulted from the Rights Agent’s gross negligence, bad faith or willful misconduct.

(h) In addition to the indemnification provided under Section 3.2(g), the Company agrees (i) to pay the fees of the Rights Agent in connection with the Rights Agent’s performance of its obligations hereunder, as agreed upon in writing by the Rights Agent and the Company on or prior to the date of this Agreement, and (ii) to reimburse the Rights Agent for all reasonable and properly documented out-of-pocket expenses, including all Taxes (other than income, receipt, franchise or similar Taxes) and governmental charges, incurred by the Rights Agent in the performance of its obligations under this Agreement, except that the Company will have no obligation to pay the fees of the Rights Agent or reimburse the Rights Agent in connection with any lawsuit initiated by the Rights Agent on behalf of itself or the Holders, except in the case of any suit enforcing the provisions of Section 2.4(b) or Section 3.2(g), if the Company is found by a court of competent jurisdiction to be liable to the Rights Agent or the Holders, as applicable in such suit.

(i) No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it believes that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

(j) The Rights Agent will not be deemed to have knowledge of any event of which it was supposed to receive notice hereunder but has not received written notice of such event, and the Rights Agent will not incur any liability for failing to take action in connection therewith, in each case, unless and until it has received such notice in writing.

(k) Subject to applicable Law, (i) the Rights Agent and any shareholder, affiliate, director, officer or employee of the Rights Agent may buy, sell or deal in any securities of the Company or become peculiarly interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not the Rights Agent under this Agreement, and (ii) nothing herein will preclude the Rights Agent from acting in any other capacity for the Company or for any other Person.

(l) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorney or agents and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorney or agents or for any loss to the Company resulting from any such act, default, neglect or misconduct, absent gross negligence, bad faith or willful misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction) in the selection and continued employment thereof.

(m) The Company shall perform, acknowledge and deliver or cause to be performed, acknowledged and delivered all such further and other acts, documents, instruments and assurances as may be reasonably required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

(n) The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement (except its countersignature thereof) or be required to verify the same, and all such statements and recitals are and shall be deemed to have been made by the Company only.

(o) The Rights Agent shall act hereunder solely as agent for the Company and shall not assume any obligations or relationship of agency or trust with any of the owners or holders of the CVRs. The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holders with respect to any action or default by the Company, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon the Company.

(p) The Rights Agent may rely on and be fully authorized and protected in acting or failing to act upon (a) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (b) any law, act, regulation or any interpretation of the same even though such law, act, or regulation may thereafter have been altered, changed, amended or repealed.

(q) The Rights Agent shall not be liable or responsible for any failure of the Company to comply with any of its obligations relating to any registration statement filed with the Securities and Exchange Commission or this Agreement, including without limitation obligations under applicable regulation or law.

(r) The obligations of the Company under this Section 3.2 shall survive the expiration of the CVRs and the termination of this Agreement and the resignation, replacement or removal of the Rights Agent.

Section 3.3 Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by written notice to the Company. Any such resignation notice shall specify the date on which such resignation will take effect (which shall be at least thirty (30) days following the date that such resignation notice is delivered), and such resignation will be effective on the earlier of (x) the date so specified and (y) the appointment of a successor Rights Agent.

(b) The Company will have the right to remove the Rights Agent at any time by written notice to the Rights Agent, specifying the date on which such removal will take effect. Such notice will be given at least thirty (30) days prior to the date so specified (or, if earlier, the appointment of the successor Rights Agent).

(c) If the Rights Agent resigns, is removed or becomes incapable of acting, the Company will promptly appoint a qualified successor Rights Agent. Notwithstanding the foregoing, if the Company fails to make such appointment within a period of thirty (30) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed will, upon its acceptance of such appointment in accordance with this Section 3.3(c) and Section 3.4, become the Rights Agent for all purposes hereunder.

(d) The Company will give notice to the Holders of each resignation or removal of the Rights Agent and each appointment of a successor Rights Agent in accordance with Section 7.2. Each notice will include the name and address of the successor Rights Agent. If the Company fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent will cause the notice to be mailed at the expense of the Company.

(e) Notwithstanding anything to the contrary in this Section 3.3, unless consented to in writing by the Majority of Holders, the Company will not appoint as a successor Rights Agent any Person that is not a stock transfer agent of national reputation or the corporate trust department of a commercial bank.

(f) The Rights Agent will reasonably cooperate with the Company and any successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including the transfer of all relevant data, including the CVR Register, to the successor Rights Agent; but such predecessor Rights Agent shall not be required to make any additional expenditure or assume any additional liability in connection with the foregoing.

Section 3.4 Acceptance of Appointment by Successor.

Every successor Rights Agent appointed hereunder will, at or prior to such appointment, execute, acknowledge and deliver to the Company and to the resigning or removed Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the Rights Agent; provided that upon the request of the Company or the successor Rights Agent, such resigning or removed Rights Agent will execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of such resigning or removed Rights Agent.

ARTICLE 4

COVENANTS

Section 4.1 List of Holders.

The Company will furnish or cause to be furnished to the Rights Agent, in such form as the Company receives from its transfer agent (or other agent performing similar services for the Company), the names and addresses of the Holders within fifteen (15) Business Days following the Record Date.

Section 4.2 TIGIT.

(a) Notwithstanding anything to the contrary herein, the Company will not, and will cause its Subsidiaries to not, breach any of the material terms and conditions under (i) the Celgene Collaboration Agreement that relate to the TIGIT Program, including Section 3.1.3 and Section 5.1.4(b) or (ii) in the event that the TIGIT License Agreement is entered into in connection with the exercise of the Celgene Option with respect to the TIGIT Program, the TIGIT License Agreement.

(b) Except as expressly set forth in Section 4.2(a), none of the Company or any of its Subsidiaries shall have any obligation or liability whatsoever to any Person under this Agreement relating to or in connection with any action, or failure to act, with respect to the TIGIT Program.

Section 4.3 Prohibited Actions.

The Company shall take no action for the principal purpose of (i) reducing the amount of any TIGIT Payment Amounts payable under this Agreement or (ii) restricting the Company’s ability to pay any of the TIGIT Payment Amounts hereunder.

Section 4.4 Backstop Financing Statement.

It is the intent of the Company for the assignment of an amount in cash equal to the TIGIT Payment Amounts, when, as and if such TIGIT Payment Amounts are actually received by the Company pursuant to Section 2.1(c) to be complete and irrevocable. The Company hereby grants to the Holders a first-priority security interest in and to its right in respect of any TIGIT Payment Amounts received by it to secure the Holders’ rights to receive the TIGIT Payment Amounts hereunder. Notwithstanding the foregoing, the form of financing statement on Form UCC-1 attached as Exhibit A hereto shall be filed within 30 days from the Record Date for the purpose of perfecting a first-priority security interest in and to its right in respect of any TIGIT Payment Amounts received by it to secure the Holders’ rights to receive the TIGIT Payment Amounts hereunder.

ARTICLE 5

AMENDMENTS

Section 5.1 Amendments Without Consent of Holders or Rights Agent.

(a) The Company, at any time and from time to time, may enter into one or more amendments to this Agreement for any of the following purposes, without the consent of any of the Holders or the Rights Agent (subject to Section 5.3), if and to the extent such amendment(s) (individually or the aggregate) does not materially and adversely impair or affect the rights of the Holders hereunder:

(i) to evidence the appointment of another Person as a successor Rights Agent and the assumption by any successor Rights Agent of the covenants and obligations of the Rights Agent herein in accordance with the provisions hereof;

(ii) subject to Section 6.1, to evidence the succession of another Person to the Company and the assumption of any such successor of the covenants of the Company outlined herein in a transaction contemplated by Section 6.1;

(iii) to add to the covenants of the Company such further covenants, restrictions, conditions or provisions for the protection and benefit of the Holders; provided that in each case, such provisions shall not adversely affect the interests of the Holders;

(iv) to cure any ambiguity, to correct or supplement any provision in this Agreement that may be defective or inconsistent with any other provision in this Agreement, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that in each case, such provisions shall not adversely affect the interests of the Holders;

(v) as may be necessary or appropriate to ensure that CVRs are not subject to registration under the U.S. Securities Act of 1933, as amended, or the U.S. Securities Exchange Act of 1934, as amended and the rules and regulations made thereunder, or any applicable state securities or “blue sky” laws;

(vi) as may be necessary or appropriate to ensure that the Company is not required to produce a prospectus or an admission document in order to comply with applicable Law;

(vii) to cancel CVRs (i) in the event that any Holder has abandoned its rights in accordance with Section 2.6 or (ii) following a transfer of such CVRs to the Company or its Affiliates in accordance with Section 2.2 or Section 2.3(c);

(viii) as may be necessary or appropriate to ensure that the Company complies with applicable Law; or

(ix) to effect any other amendment to this Agreement that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Agreement of any such Holder.

(b) Promptly after the execution by the Company of any amendment pursuant to this Section 5.1, the Company will (or will cause the Rights Agent to) notify the Holders in general terms of the substance of such amendment in accordance with Section 7.2.

Section 5.2 Amendments with Consent of Holders.

(a) In addition to any amendments to this Agreement that may be made by the Company without the consent of any Holder or the Rights Agent pursuant to Section 5.1, with the consent of the Majority of Holders, the Company and the Rights Agent may enter into one or more amendments to this Agreement for the purpose of adding, eliminating or amending any provisions of this Agreement, even if such addition, elimination or amendment is adverse to the interests of the Holders.

(b) Promptly after the execution by the Company and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, the Company will (or will cause the Rights Agent to) notify the Holders in general terms of the substance of such amendment in accordance with Section 7.2.

Section 5.3 Effect of Amendments.

Upon the execution of any amendment under this ARTICLE 5, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby. Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this ARTICLE 5, the Rights Agent shall execute such supplement or amendment. Notwithstanding anything in this Agreement to the contrary, the Rights Agent shall not be required to execute any supplement or amendment to this Agreement that it has determined would adversely affect its own rights, duties, obligations or immunities under this Agreement. No supplement, amendment or other modification to this Agreement shall be effective unless duly executed by the Rights Agent.

ARTICLE 6

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

Section 6.1 The Company May Not Consolidate, Etc.

The Company shall not consolidate with or merge into any other Person unless the Company is the surviving entity in such merger transaction, nor shall the Company convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless:

(a) the Person formed by such consolidation or into which the Company is merged or the Person that acquires by conveyance or transfer, or that leases, the properties and assets of the Company substantially as an entirety (the “Surviving Person”) shall expressly assume payment of amounts on all CVRs and the performance of every duty and covenant of this Agreement on the part of the Company to be performed or observed; and

(b) the Company has delivered to the Rights Agent an Officer’s Certificate, stating that such consolidation, merger, conveyance, transfer or lease complies with this Article 6 and that all conditions precedent herein provided for relating to such transaction have been complied with.

Section 6.2 Successor Substituted.

Upon any consolidation of or merger by the Company with or into any other Person, or any conveyance, transfer or lease of the properties and assets substantially as an entirety to any Person in accordance with Section 6.1, the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, and shall assume all of the obligations of the Company under this Agreement with the same effect as if the Surviving Person had been named as the Company herein.

ARTICLE 7

MISCELLANEOUS

Section 7.1 Notices to Rights Agent and to the Company.

All notices, requests and other communications (each, a “Notice”) to any party hereunder shall be in writing and delivered personally, by FedEx or other internationally recognized overnight courier service or, except with respect to any Notice to the Rights Agent, by email. Such Notice shall be deemed given (a) on the date of delivery, if delivered in person or by e-mail (upon confirmation of receipt) prior to 5:00 p.m. in the time zone of the receiving party or on the next Business Day, if delivered after 5:00 p.m. in the time zone of the receiving party or (b) on the first Business Day following the date of dispatch, if delivered by FedEx or by other internationally recognized overnight courier service (upon proof of delivery), addressed as follows:

if to the Rights Agent, to:

Computershare Inc.

250 Royall Street

Canton, MA 02021

Attention: Client Services

if to the Company, to:

OncoMed Pharmaceuticals, Inc.

800 Chesapeake Drive

Redwood City, California 94063

Attention: Legal

Email: legal@oncomed.com

with a copy, which shall not constitute notice, to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Attention: Alan Mendelson, Chad Rolston and Richard Butterwick

Email: alan.mendelson@lw.com; chad.rolston@lw.com; richard.butterwick@lw.com or to such other address as such party may hereafter specify for the purpose by notice to the other parties hereto.

Section 7.2 Notice to Holders.

All Notices required to be given to the Holders will be given (unless otherwise herein expressly provided) in writing and mailed, first-class postage prepaid, to each Holder at such Holder’s address as set forth in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the sending of such Notice, if any, and will be deemed given on the date of mailing. In any case where notice to the Holders is given by mail, neither the failure to mail such Notice, nor any defect in any Notice so mailed, to any particular Holder will affect the sufficiency of such Notice with respect to other Holders.

Section 7.3 Entire Agreement.

As between the Company and the Rights Agent, this Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement, notwithstanding the reference to any other agreement herein, and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter of this Agreement.

Section 7.4 Merger or Consolidation or Change of Name of Rights Agent.

Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any Person succeeding to the stock transfer or other shareholder services business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such Person would be eligible for appointment as a successor Rights Agent under the provisions of Section 3.3. The purchase of all or substantially all of the Rights Agent’s assets employed in the performance of transfer agent activities shall be deemed a merger or consolidation for purposes of this Section 7.4.

Section 7.5 Successors and Assigns.

This Agreement will be binding upon, and will be enforceable by and inure solely to the benefit of, the Holders, the Company and the Rights Agent and their respective successors and assigns. Except for assignments to its Affiliates and as provided in Section 7.4, the Rights Agent may not assign this Agreement without the Company’s prior written consent. Subject to Section 5.1(a)(ii) and ARTICLE 6 hereof, the Company may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more of its Affiliates or to any Person with whom the Company is merged or consolidated, or any entity resulting from any merger or consolidation to which the Company shall be a party (each, an “Assignee”); provided, however, that in connection with any assignment to an Assignee, the Company shall agree to remain liable for the performance by the Company of its obligations hereunder (to the extent the Company exists following such assignment). The Company or an Assignee may not otherwise assign this Agreement without the prior consent of the Majority of Holders. Any attempted assignment of this Agreement in violation of this Section 7.5 will be void ab initio and of no effect.

Section 7.6 Benefits of Agreement; Action by Majority of Holders.

Nothing in this Agreement, express or implied, will give to any Person (other than the Company, the Rights Agent, the Holders and their respective permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the Company, the Rights Agent, the Holders and their permitted successors and assigns. The Holders are intended third-party beneficiaries under this Agreement, but will have no rights hereunder except as are expressly set forth herein. Except for the rights of the Rights Agent set forth herein, the Majority of Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding at law or in equity with respect to the performance of this Agreement by the Company, and no individual Holder or other group of Holders will be entitled to exercise such rights. Notwithstanding the foregoing, in the event of a bankruptcy of the Company, individual Holders shall be entitled to assert claims in bankruptcy and take related actions in pursuit of such claims with respect to any TIGIT Payment Amounts that may be claimed by the bankruptcy estate of the Company or by any creditor of the Company.

Section 7.7 Governing Law.

This Agreement and the CVRs will be governed by, and construed in accordance with, the Laws of the State of New York, (without giving effect to any rule or principle that would result in application of the law of any other jurisdiction) and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

Section 7.8 Jurisdiction.

In any action or proceeding between any of the parties hereto arising out of or relating to this Agreement or any of the transactions contemplated hereby, each of the parties hereto: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof); (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 7.8; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party; and (e) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 7.1 or Section 7.2 of this Agreement.

Section 7.9 WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.9.

Section 7.10 Severability Clause.

In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, is for any reason determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, will not be impaired or otherwise affected and will continue to be valid and enforceable to the fullest extent permitted by applicable Law. Upon such a determination, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible; provided, however, that if an excluded provision shall affect the rights, immunities, liabilities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately upon written notice to the Company.

Section 7.11 Counterparts; Effectiveness.

This Agreement may be signed in any number of counterparts, each of which will be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original. This Agreement will become effective when each party hereto will have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement will have no effect and no party will have any right or obligation hereunder (whether by virtue of any oral or written agreement or any other communication).

Section 7.12 Termination.

This Agreement will automatically terminate and be of no further force or effect and, except as provided in Section 3.2, the parties hereto will have no further liability hereunder, and the CVRs will expire without any consideration or compensation therefor upon the earliest to occur of (a) if the TIGIT License Agreement has not been entered into in connection with the exercise by Celgene of the Celgene Option with respect to the TIGIT Program, the expiration or termination of the Celgene Collaboration Agreement, and (b) if the TIGIT License Agreement has been entered into in connection with the exercise by Celgene of the Celgene Option with respect to the TIGIT Program, the expiration or termination of the TIGIT License Term; provided, that in the event that any rights to the payments described in clauses (i) and (ii) of the definition of Payment Triggering Event have otherwise accrued under the TIGIT License Agreement prior to such expiration or termination, this Agreement shall not terminate pursuant to this clause (b) until all such accrued amounts have been paid by Celgene to the Company and the applicable TIGIT Payment Amounts in respect thereof have been distributed to Holders hereunder; provided, further, that in the event that Section 6 of the TIGIT License Agreement survives such expiration or termination of the TIGIT License Term, this Agreement shall not terminate pursuant to this clause (b) until Celgene no longer has any obligations pursuant to Section 6 of the TIGIT License Agreement in respect of the payments described in clauses (i) and (ii) of the definition of Payment Triggering Event. The termination of this Agreement will not affect or limit the right of Holders to receive the TIGIT Payment Amounts under Section 2.4(b) to the extent earned prior to the termination of this Agreement, and the provisions applicable thereto will survive the expiration or termination of this Agreement.

Section 7.13 Force Majeure.

Notwithstanding anything to the contrary contained herein, none of the Rights Agent, the Company or any of its Subsidiaries (except as it relates to the obligations of the Company under Section 3.2) will be liable for any delays or failures in performance resulting from acts beyond its reasonable control including acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunctions of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war or civil unrest.

Section 7.14 Copies of CVR Records; Audit Rights.

(a) Each Holder shall have the right, at any time but not more than once in each calendar year, to request in writing from the Company to receive copies of: (i) Payment Triggering Event Notices delivered to the Rights Agent, (ii) any Audit Reports (as defined below) delivered to the Rights Agent pursuant to Section 7.14(b), (iii) copies of material correspondence between the Company or its Affiliates and the Rights Agent, (iv) amendments to the Agreement effected pursuant to ARTICLE 5, (v) the most recent CVR Register in the Company’s possession and (vi) the records of the Company setting forth the dates and amounts of all TIGIT Payment Amounts delivered to the Rights Agent, whether by the Company or an Affiliate of the Company. The requesting Holder(s) shall pay the reasonable out-of-pocket expenses of the Company (e.g., photocopying expenses, postage, etc.) incurred in responding to any such document requests.

(b) The Company shall keep, and shall require its Affiliates to keep, complete and accurate books and records that may be necessary for the purpose of calculating the TIGIT Payment Amounts payable under this Agreement. At the request of a Majority of Holders, a Majority of Holders shall have the right to appoint an independent accounting firm to perform, on behalf of all Holders, an inspection of such books and records for the sole purpose of determining the TIGIT Payment Amounts payable hereunder. Upon at least ten (10) Business Days’ prior written notice from a Majority of Holders, such audit shall be conducted during regular business hours in such a manner as to not unnecessarily interfere with the Company’s normal business activities. Such audit shall not be performed more frequently than once per calendar year. If the audit reveals an overpayment, the Company shall be entitled to withhold such amount from future payments of TIGIT Payment Amounts. If the audit reveals an underpayment, the Company shall promptly (and in any event within 30 days) remit such amount to the Rights Agent for distribution to the Holders. The Company shall pay the audit costs if the underpayment exceeds five percent (5%) of the aggregate amount owed with regard to the period of the audit; otherwise, the Majority of Holders requesting the audit shall bear such audit expenses. A copy of the results of any audit conducted under this Section 7.14(b) (an “Audit Report”) shall be provided to the Company and the Rights Agent within thirty (30) days from issuance by the auditor.

(c) The Company shall have the right, at any time but not more than once in each calendar month, to request in writing from the Rights Agent a copy of the then-current CVR Register. The Company shall pay the reasonable out-of-pocket expenses of the Rights Agent (e.g., photocopying expenses, postage, etc.) incurred in responding to any such request.

Section 7.15 Construction.

(a) For purposes of this Agreement, whenever the context requires: singular terms will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders.

(b) As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

(c) The headings contained in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement and will not be referred to in connection with the construction or interpretation of this Agreement.

(d) Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York City, United States, unless otherwise specified. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.

(e) All references herein to “$” are to United States Dollars.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the day and year first above written.

ONCOMED PHARMACEUTICALS, INC.

By:	/s/ John A. Lewicki, Ph.D.
Name: John A. Lewicki, Ph.D.
Title: President and Chief Executive Officer

COMPUTERSHARE INC.

By:	/s/ Collin Ekeogu
Name: Collin Ekeogu
Title: Manager, Corporate Actions

[Signature Page to OncoMed Contingent Value Rights Agreement]